Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Xenith Bankshares, Inc.:

We consent to the use of our report dated March 14, 2017, with respect to the consolidated balance sheets of Xenith Bankshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
September 12, 2017